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                                                                       Exhibit 6

                                DOLAN FAMILY LLC

                                                       LIMITED LIABILITY
                                                            COMPANY
                                                           AGREEMENT

                          Dated as of November 3, 1999

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                                TABLE OF CONTENTS

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Section                                                                          Page
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ARTICLE I ORGANIZATION, ETC.
1.1  Limited Liability Company.....................................................1
1.2  Admissions....................................................................1
1.3  Schedule A....................................................................1
1.4  Authorized Person.............................................................1
1.5  Name..........................................................................2
1.6  Purpose.......................................................................2
1.7  Registered Agent and Office...................................................2
1.8  Principal Place of Business...................................................2
1.9  Fiscal Year...................................................................2

ARTICLE II MANAGEMENT
2.1  The Manager...................................................................2
2.2  Special Actions of the Members................................................3
2.3  Ability to Bind the Company...................................................4
2.4  Actions and Determinations of the Company.....................................4
2.5  Votes of Members..............................................................4
2.6  Duties of Manager; Other Activities; etc .....................................5
2.7  No Salaries...................................................................5
2.8  Affiliate Transactions........................................................5
2.9  Cablevision Stock. ...........................................................5

ARTICLE III THE MEMBERS
3.1  No Participation in Management, etc...........................................6
3.2  No Priority, etc..............................................................6

ARTICLE IV

CAPITAL CONTRIBUTIONS; CAPITAL COMMITMENTS
4.1  Capital Contributions and Capital Commitments of the Members..................6

ARTICLE V

CAPITAL ACCOUNTS; DISTRIBUTIONS

5.1  Capital Accounts..............................................................7
5.2  Adjustments to Capital Accounts...............................................7
5.3  Membership Percentages........................................................7
5.4  Distributions.................................................................7
5.5  Overriding Provision..........................................................7
5.6  Final Distribution............................................................7
5.7  Negative Capital Accounts.....................................................8
5.8  Section 754 Election..........................................................8
5.9  No Withdrawal of Capital......................................................8
5.10  Allocations..................................................................8
5.11  Tax Matters..................................................................8
5.12  Tax Withholding..............................................................9

ARTICLE VI BANKING; ACCOUNTING
6.1  Banking.......................................................................9

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
6.2  Maintenance of Books and Records; Accounts and Accounting Method..............9

ARTICLE VII REPORTS TO MEMBERS
7.1  Reports to Members...........................................................10
7.2  Tax Returns..................................................................10

ARTICLE VIII LIABILITY, EXCULPATION AND INDEMNIFICATION
8.1  Liability....................................................................10
8.2  Exculpation..................................................................10
8.3  Indemnification..............................................................11
8.4  Return of Distributions......................................................13

ARTICLE IX ADMISSION OF ADDITIONAL MEMBERS; TRANSFERS
9.1  Admission of Additional Members..............................................13
9.2  Transfer by Members..........................................................13
9.3  Other Transfer Restrictions..................................................14
9.4  Transfers in Violation of Agreement Not Recognized...........................14
9.5  Further Actions..............................................................14

ARTICLE X DISSOLUTION AND TERMINATION OF THE COMPANY
10.1  Dissolution.................................................................14
10.2  Distribution Upon Dissolution...............................................15
10.3  Distributions in Cash or in Kind............................................15
10.4  Time for Liquidation, etc ..................................................16
10.5  Termination.................................................................16
10.6  Bankruptcy of a Member......................................................16

ARTICLE XI DEFINITIONS
11.1..............................................................................16

ARTICLE XII AMENDMENTS
12.1..............................................................................20

ARTICLE XIII MISCELLANEOUS
13.1  Waiver of Partition.........................................................21
13.2  Choice of Law...............................................................21
13.3  Notices.....................................................................21
13.4  Counterparts................................................................21
13.5  Table of Contents and Headings..............................................21
13.6  Successors and Assigns......................................................21
13.7  Severability................................................................21
13.8  Non-Waiver..................................................................22
13.9  Survival of Certain Provisions..............................................22

Schedule A        Capital Contributions, Etc.
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                  This LIMITED LIABILITY COMPANY AGREEMENT (as amended,
modified, restated or supplemented from time to time, this "Agreement"), dated as of November 3, 1999, of Dolan Family LLC (the "Company"), is entered into among the Trusts set forth on Schedule A hereto (each, a "Member" and collectively, the "Members"). Certain capitalized terms used herein without definition have the meanings specified in Article XI.

                  The Members, by execution of this Agreement, hereby ratify the formation of a limited liability company, to be treated as a partnership for federal tax purposes, pursuant to and in accordance with the Delaware Limited Liability Company Act (6 Del.C. ss. 18-101, et seq.), as amended from time to time (the "Act"), and in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, hereby agree as follows:

                                    ARTICLE I

                               ORGANIZATION, ETC.

                  1.1 Limited Liability Company. The Members hereby agree to operate the Company as a limited liability company under and pursuant to the provisions of the Act and agree that the rights, duties and liabilities of the Members shall be as provided in the Act, except as otherwise provided herein.

                  1.2 Admissions. Upon the execution of this Agreement or a counterpart of this Agreement, each of the Persons listed on Schedule A hereto shall become a Member. A Person shall be admitted as a Member of the Company at the time that (a) this Agreement or a counterpart of this Agreement is executed by or on behalf of such Person and (b) such Person is listed on Schedule A attached hereto.

                  1.3 Schedule A. The name, mailing address, Capital Commitment and Membership Percentage of each Member shall be listed on Schedule A attached hereto. The Company shall update Schedule A from time to time as necessary to accurately reflect the information therein. Any reference in this Agreement to Schedule A shall be deemed to be a reference to Schedule A as amended and in effect from time to time.

                  1.4 Authorized Person. The Members authorize, ratify and approve the execution, delivery and filing of the certificate of formation of the Company set forth as Exhibit A attached hereto and amendments thereto and restatements thereof (the "Certificate"), and agree that each of Joshua L. Targoff and William A. Frewin, Jr. is an "authorized person" within the meaning of the Act and that each of them is authorized to execute, deliver and file any amendments and/or restatements of the Certificate, any merger, cancellation or any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business.

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                  1.5  Name.  The name of the Company formed hereby is "Dolan
Family LLC".

                  1.6 Purpose. The purpose of the Company is to (i) purchase and hold Capital Interests, (ii) enter into financing arrangements with respect to Cablevision Stock and Capital Interests (iii) make loans to other Persons in order for such Persons to purchase Capital Interests, (iv) make gifts of Capital Interests, (v) take any actions authorized or contemplated by Sections 2.1 and
2.3 and (vi) engage in such other activities as may be necessary or desirable in connection therewith.

                  1.7 Registered Agent and Office. The Company's registered agent and office in the State of Delaware shall be The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The Manager may designate another registered agent and/or registered office from time to time in accordance with the then applicable provisions of the Act and any other applicable laws.

                  1.8 Principal Place of Business. The principal place of business of the Company shall be c/o William A Frewin, Jr., 340 Crossways Park Drive, Woodbury, NY 11797. At any time, the Company may change the location of the Company's principal place of business.

                  1.9 Fiscal Year. The fiscal year of the Company (the "Fiscal Year") shall end on the 31st day of December in each year. The Company shall have the same fiscal year for income tax and for financial and accounting purposes.

                                   ARTICLE II

                                   MANAGEMENT

                  2.1 The Manager. (a) General. The business and affairs of the Company shall be managed by or under the direction of the Manager. The Manager need not be a Member. The Manager shall take such actions as may be reasonably required to (i) purchase (A) non-voting common stock in CIBC Merger Co., an Ohio Corporation ("Merger Co."), and (B) non-voting equity interests in CBC Acquisition LLC an Ohio limited liability company ("CBC LLC"), (ii) execute any agreement in connection therewith, including any agreement or undertaking required by MLB, (iii) enter into financing transactions, including, without limitation, (A) the Bear, Stearns Contract or any other forward sale or other derivative or financing agreement with respect to Cablevision Stock owned by the Company or (B) loan agreements, (iv) pledge Company assets as collateral for any such financing transactions, (v) make capital contributions to Merger Co., CBC LLC, the Team or any direct or indirect owner of the Team, (vi) act for the Company in any matter involving Merger Co., CBC LLC, the Team or any direct or indirect owner of the Team, (vii) lend to third parties funds sufficient for such parties to purchase Capital Interests, (vi) make gifts consisting of Capital Interests to Persons approved unanimously by the Members and (vii) take all such other actions as may be necessary or convenient to carry out the foregoing. Other than rights and powers

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expressly reserved to Members by the Act and except as provided by Section
2.1(b), the Manager shall have full, exclusive and complete discretion to manage and control the business and affairs of the Company, to make all decisions affecting the business and affairs of the Company and to take all such actions as he deems necessary, appropriate, convenient or incidental to accomplish the purpose of the Company as set forth herein. The initial Manager shall be Edward
C. Atwood. The Manager shall hold office until a successor is elected by the Members and qualified or until the Manager's earlier death, resignation or removal in accordance with Section 2.2. Upon the Manager's death, resignation or removal the Company shall elect a new Manager in accordance with Section 2.2.

                  (b) Restrictions on the Manager. The Manager shall not: (i) do any act in contravention of any applicable law or regulation, or provision of this Agreement, or (ii) possess Company property for other than a Company purpose.

                  (c) Manager as Agent. The Manager, to the extent of his power set forth in this Agreement, is an agent of the Company for the purpose of the Company's business, and the actions of the Manager taken in accordance with this Agreement shall bind the Company.

                  2.2 Special Actions of the Members. (a) The following actions may be taken by the Company only with the affirmative vote of a Majority Interest of the Members (a "Special Action of the Members"):

                  (i) admitting Additional Members and determining Membership Percentages of Additional Members;

                  (ii) removing the Manager;

                  (iii) appointing a new Manager;

                  (iv) calling for additional Capital Contributions from the Members;

                  (v) consenting to the Transfer (as such term is defined in Section 9.2) of interests in the Company; and

                  (vi) any other action requiring the affirmative vote of a Majority Interest of the Members under the Act.

                  (b) The Company shall not make gifts of Capital Interests owned by the Company without the unanimous consent of the Members.

                  Notwithstanding anything herein to the contrary, by their execution and delivery of this Agreement, the Members hereby ratify and approve the execution and delivery by the Company of the Bear, Stearns Contract and all ancillary agreements thereto, and the delivery of shares of Cablevision Stock to Bear, Stearns & Co., Inc. as collateral thereunder.

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                  2.3 Ability to Bind the Company. Unless otherwise expressly provided herein, the Manager shall have the authority to sign, in the name and on behalf of the Company, (a) checks, orders, contracts, leases, notes, drafts, pledges, security agreements and other documents and instruments in connection with financing transactions (including, without limitation, pledging Cablevision Stock in connection with such financing transactions), or otherwise in the ordinary course of the business of the Company, and (b) commitments regarding the acquisition or disposition of Capital Interests (including, without limitation, the gifting of Capital Interests in accordance with Section 2.2), and other documents and instruments otherwise arising either in or outside the ordinary course of business of the Company but, in any case, consistent with the purpose of the Company set forth in Section 1.6.

                  2.4 Actions and Determinations of the Company. Except as expressly set forth in this Agreement or as otherwise required by the Act, whenever this Agreement provides that a determination shall be made or an action shall be taken by the Company, such determination or act may be made or taken by the Manager.

                  2.5 Votes of Members. (a) Any action of the Company (including actions requiring a Special Action of the Members) requiring the vote or assent of Members under this Agreement or the Act may be taken only upon notice to each Member, either personally, by telephone, mail, facsimile, or any other means of communication reasonably calculated to give notice; and reasonable efforts shall be made to allow each Member to participate in a vote on such matter.

                  (b) Any vote referred to in Section 2.5(a) shall require the approval of a Majority in Interest of the Members.

                  2.6 Duties of Manager; Other Activities; etc. Neither the Manager nor any of his Affiliates shall, solely by reason of the provisions of this Agreement, suffer any restriction in his or their investment or other activities. The Manager hereby agrees, so long as he shall be the Manager, to use his reasonable best efforts to carry out the purpose of the Company and to devote to such purpose such of his time, skill and attention as shall be necessary or appropriate, provided that nothing contained in this Section 2.6 shall preclude the Manager from acting as director, officer or employee of any corporation, a trustee of any trust, an executor or administrator of any estate, a partner of any partnership or an administrative official of any other business entity, or from receiving any compensation or participating in any profits in connection with any of the foregoing, or from making investments for his own account, and no Member shall have any right to participate in any manner in any profits or income earned or derived by the Manager from or in connection with the conduct of any such other business venture or activity.

                  2.7 No Salaries. The Member shall not be entitled to a salary or any other compensation for the discharge of his duties unless approved by a Majority in Interest of the Members.

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                  2.8 Affiliate Transactions. Without the approval of the
Members, any transaction by the Manager with an Affiliate of the Manager shall be on terms no less favorable to the Company than could be obtained from an unaffiliated third party.

                  2.9 Cablevision Stock. Notwithstanding anything contained herein to the contrary:

                  (a) The Company shall not sell or enter into any contract to sell or grant an option, exercise any conversion right or make any other agreement with respect to the Cablevision Stock, other than (i) in connection with the Bear, Stearns Contract, (ii) a pledge of Cablevision Stock pursuant to one or more agreements entered into to obtain funds required to make capital contributions to Merger Co., CBC LLC, the Team or any direct or indirect owner of the Team (any such agreements, together with the Bear, Stearns Contract, the "Financing Agreements"), or (iii) as required to service any such Financing Agreements;

                  (b) the Company shall grant a proxy to vote shares of Cablevision Stock owned by the Company to the Member that contributed such Cablevision Stock;

                  (c) a Member may, at any time, to the extent permitted by any Financing Agreement, withdraw the shares of Cablevision Stock contributed by such Member to the Company and substitute therefor cash or property of equal value; and

                  (d) subject to the terms of any applicable Financing Agreement, the Company shall be entitled to any dividend or distribution paid on the Cablevision Stock owned by the Company.

                                   ARTICLE III

                                   THE MEMBERS

                  3.1 No Participation in Management, etc. Except as otherwise expressly provided herein, a Member shall not take part in the management or control of the Company's affairs, transact any business in the Company's name or have the power to sign documents for or otherwise bind the Company.

                  3.2 No Priority, etc. No Member shall have priority over any other Member as to the return of the amount of its Capital Contribution.

                                   ARTICLE IV

                   CAPITAL CONTRIBUTIONS; CAPITAL COMMITMENTS

                  4.1 Capital Contributions and Capital Commitments of the Members. Each Member shall contribute to the Company an aggregate number of shares of Cablevision Stock set forth opposite such Member's name on Schedule A. In the event that the Company calls for additional Capital Contributions in accordance with the last sentence of this Section 4.1, each Member whose Capital Commitment is so adjusted

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shall contribute to the Company an aggregate amount of cash or securities equal to the amount of such adjustment. The Company may from time to time call for Capital Contributions for any proper Company purpose to the extent authorized pursuant to Section 2.2.

                                    ARTICLE V

                         CAPITAL ACCOUNTS; DISTRIBUTIONS

                  5.1 Capital Accounts. There shall be established on the books and records of the Company a capital account (a "Capital Account") for each Member.

                  5.2 Adjustments to Capital Accounts. As of the last day of each Period, the balance in each Member's Capital Account shall be adjusted by
(a) increasing such balance by such Member's (i) allocable share of net profit for such Period (determined in accordance with Section 5.10) and (ii) Capital Contributions, if any, made during such Period, and (b) decreasing such balance by (x) the amount of cash or the fair market value of property distributed to such Member during such Period and (y) such Member's allocable share of net loss for such Period (determined in accordance with Section 5.10). For purposes of this Agreement, the terms "net profit" and "net loss" shall include all items of income, gain, loss and deduction.

                  5.3 Membership Percentages. (a) Initial Membership Percentages. As of the date hereof the "Membership Percentage" of each Member shall be as set forth on Schedule A. The Membership Percentage of each Member is subject to adjustment as provided in Sections 5.3(b) and Section 10.3.

                  (b) Adjustments. Upon the admission of an Additional Member pursuant to Section 9.1, (i) such Additional Member shall be awarded a Membership Percentage determined by a Special Action of the Members, and (ii) the Membership Percentages of each of the other Members shall be reduced by an amount equal to the product of (x) such Member's Membership Percentage and (y) the quotient obtained by dividing the Membership Percentage awarded to such Additional Member by the sum of the Membership Percentages of each of the other Members.

                  5.4 Distributions. Subject to Section 10.2, Distributable Cash shall be distributed to the Members pro rata in accordance with their Membership Percentages.

                  5.5 Overriding Provision. Notwithstanding any other provision of this Agreement, distributions shall be made only (i) if distributions are allowed to be made under Financing Agreements and (ii) to the extent of Available Assets.

                  5.6 Final Distribution. The final distributions following dissolution of the Company shall be made in accordance with the provisions of
Section 10.2.

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                  5.7 Negative Capital Accounts. No Member, except as otherwise required by law, shall be required to make up any negative balance of its Capital Account.

                  5.8 Section 754 Election. The Company may make the election with respect to the tax basis of assets of the Company provided for in Section 754 of the Code.

                  5.9 No Withdrawal of Capital. Except as otherwise expressly provided herein, no Member shall have the right to withdraw capital from the Company or to receive any distribution or return of such Member's Capital Contributions.

                  5.10 Allocations. Each item of income, gain, loss and deduction of the Company shall be allocated among the Capital Accounts of Members with respect to each Period as of the end of such Period pro rata in accordance with their Membership Percentages, provided that if the Company borrows money secured by a pledge of Cablevision Stock pursuant to a Financing Agreement, the interest expense and other costs incurred by the Company in connection with such loan shall be allocated to the Member whose Cablevision Stock is pledged to secure such loan.

                  5.11 Tax Matters. The income, gains, losses, credits and deductions recognized by the Company shall be allocated among the Members, for United States federal, state and local income tax purposes, to the extent permitted under the Code and the Treasury Regulations, in the same manner that each such item is allocated to the Members' Capital Accounts. Notwithstanding the foregoing, the Company shall have the power to make such allocations for United States federal, state and local income tax purposes as may be necessary to maintain substantial economic effect, or to insure that such allocations are, with respect to the Members and the Company, in accordance with the interests of the partners in the partnership, in each case within the meaning of the Code and the Treasury Regulations. Tax credits shall be equitably allocated by the Company. All matters concerning allocations for United States federal, state and local and non-U.S. income tax purposes, including accounting procedures, not expressly provided for by the terms of this Agreement shall be equitably determined in good faith by the Tax Matters Partner (as defined below). The Member with the largest Membership Percentage, or a successor designated by the Company (the "Tax Matters Partner"), is hereby designated the tax matters partner of the Company, as provided in the Treasury Regulations pursuant to section 6231 of the Code (and any similar provisions under any other state, local or non-U.S. tax laws). Each Member hereby consents to such designation and agrees that upon the request of the Tax Matters Partner it will execute, certify, acknowledge, deliver, swear to, file and record at the appropriate public offices such documents as may be necessary or appropriate to evidence such consent. Neither the Manager nor the Tax Matters Partner shall permit the Company to elect, and the Company shall not elect, to be treated as an association taxable as a corporation for U.S. federal, state or local income tax purposes under Treasury Regulations section 301.7701-3(a) or under any corresponding provision of state law.

                  5.12 Tax Withholding. Each Member hereby authorizes the Company to withhold and pay over any withholding or other taxes payable by the Company as a result

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of such Member's status as a Member. To the extent such tax is paid by the
Company but not withheld from a distribution being made to a Member, such Member shall be deemed for all purposes of this Agreement to have received a payment from the Company as of the time each such withholding is paid by the Company, which payment shall be considered a loan from the Company to such Member. Such loan shall bear interest at the then "applicable federal short-term rate" under the Code, and shall be repayable on demand or, at the election of the Company discharged out of distributions to which such Member would otherwise be entitled. The withholdings referred to in this Section 5.12 shall be made at the maximum statutory rate under applicable laws unless the Company has received an opinion of counsel or other evidence, satisfactory to the Company, that a lower rate is applicable, or that no withholding is applicable. The provisions of this
Section 5.12 shall survive the dissolution, winding up and termination of the Company.

                                   ARTICLE VI

                               BANKING; ACCOUNTING

                  6.1 Banking. All funds of the Company may be deposited in such bank, brokerage or money market accounts as shall be established by the Company. Withdrawals from and checks drawn on any such account shall be made as provided herein.

                  6.2 Maintenance of Books and Records; Accounts and Accounting Method. The Company shall keep or cause to be kept at the address of the Company full and accurate accounts of the transactions of the Company in proper books and records of account which shall set forth all information required by the Act. Such books and records shall be maintained on the basis utilized in preparing the Company's United States income tax returns, and such basis shall be the basis for the preparation of the financial reports to be mailed to current and former Members pursuant to Section 7.1.

                                   ARTICLE VII

                               REPORTS TO MEMBERS

                  7.1 Reports to Members. The Company shall use commercially reasonable efforts to prepare and mail, within 90 days after the end of each Fiscal Year, to each Member a financial report setting forth in sufficient detail such transactions effected by the Company during such Fiscal Year as shall enable such Member (or its legal representatives) to prepare their respective income tax returns in accordance with the laws, rules and regulations then prevailing.

                  7.2 Tax Returns. The Company shall use commercially reasonable efforts to prepare and timely file, or cause to be prepared and timely filed, with the appropriate governmental authorities all tax returns that are required by law to be filed on behalf of the Company. A copy of each such tax return shall be promptly provided to each Member.

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                                  ARTICLE VIII

                   LIABILITY, EXCULPATION AND INDEMNIFICATION

                  8.1 Liability. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Covered Person shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Covered Person.

                  8.2 Exculpation. (a) General. To the fullest extent permitted by applicable law, no Covered Person shall be liable to the Company or any Member for any act or omission taken or suffered by such Covered Person in good faith and in the reasonable belief that such act or omission is in or is not contrary to the best interest of the Company and is within the scope of authority granted to such Covered Person by this Agreement, provided that such act or omission does not constitute Disabling Conduct. No Member shall be liable to the Company or any Member for any action taken by any other Member.

                  (b) Reliance Generally. A Covered Person shall incur no liability in acting upon any signature or writing reasonably believed by such Covered Person to be genuine, may rely on a certificate signed by an officer of any Person in order to ascertain any fact with respect to such Person or within such Person's knowledge, and may rely on an opinion of counsel selected by such Covered Person with respect to legal matters, except to the extent that such Covered Person engages in Disabling Conduct. Each Covered Person may act directly or through its agents or attorneys. Each Covered Person may consult with experts of its choosing, and shall not be liable for anything done, suffered or omitted in good faith and within the scope of this Agreement in reasonable reliance upon the advice of any of such Persons, except to the extent that such Covered Person engages in Disabling Conduct. No Covered Person shall be liable to the Company or any Member for any error of judgment made in good faith by a responsible officer or employee of such Covered Person or its or his Affiliates, except to the extent that such Covered Person engages in Disabling Conduct.

                  (c) Reliance on this Agreement. To the extent that, at law or in equity, a Covered Person has duties (including fiduciary duties) and liabilities relating thereto to the Company or to the Members, such Covered Person shall not be liable to the Company or any Member for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they expressly restrict the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the Members to replace such other duties and liabilities of such Covered Person.

                  (d) Not Liable for Return of Capital Contributions. No Covered Person shall be liable for the return of the Capital Contributions or Capital Account of any Member, and such return shall be made solely from available Company assets, if any, and each Member hereby waives any and all claims it may have against each Covered Person in this regard.

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                  8.3 Indemnification. (a) Indemnification Generally. The
Company shall and hereby does, to the fullest extent permitted by applicable law, indemnify, hold harmless, reimburse and release each Covered Person from and against all claims, demands, liabilities, costs, expenses, damages, losses, suits, proceedings and actions, whether judicial, administrative, investigative or otherwise, of whatever nature, known or unknown, liquidated or unliquidated ("Claims"), that may accrue to or be incurred by any Covered Person, or in which any Covered Person may become involved, as a party or otherwise, or with which any Covered Person may be threatened, relating to or arising out of the business and affairs of, or activities undertaken in connection with, the Company, or otherwise relating to or arising out of this Agreement, including, but not limited to, amounts paid in satisfaction of judgments, in compromise or as fines or penalties, and counsel fees and expenses incurred in connection with the preparation for or defense or disposition of any investigation, action, suit, arbitration or other proceeding (a "Proceeding"), whether civil or criminal (all of such Claims and amounts covered by this Section 8.3(a) and all expenses referred to in Section 8.3(d) are referred to as "Damages"), except to the extent that it shall have been determined by final judgment (or settlement tantamount thereto) that such Damages arose from Disabling Conduct of such Covered Person or that such Covered Person committed a material breach of this Agreement. Notwithstanding the foregoing, no Person will be indemnified against loss for any conduct to the extent that it shall have been determined by final judgment (or settlement tantamount thereto) that the actions or inactions causing such loss constituted either (i) a violation of federal or state securities laws, or (ii) any other intentional or criminal wrongdoing by such Person. The termination of any Proceeding by settlement shall not, of itself, create a presumption that any Damages relating to such settlement arose from a material violation of this Agreement by, or Disabling Conduct by, any Covered Person.

                  (b) No Right to Compel Capital Contributions. Notwithstanding Sections 2.2, 4.1, and 8.3, nothing in this Agreement, express or implied, is intended or shall be construed to give any Person other than the Company or Covered Persons any legal or equitable right, remedy or claim under or in respect of this Section 8.3 or any other provision contained herein.

                  (c) No Direct Member Indemnity. Subject to Section 8.4, Members shall not be required directly to indemnify any Covered Person.

                  (d) Expenses, etc. To the fullest extent permitted by law, the reasonable expenses incurred by a Covered Person in defense or settlement of any Claim that may be subject to a right of indemnification hereunder shall be advanced by the Company prior to the final disposition thereof upon receipt of an undertaking by or on behalf of the Covered Person to repay such amount if it shall be determined by final judgment (or settlement tantamount thereto) that the Covered Person is not entitled to be indemnified hereunder. The right of any Covered Person to the indemnification provided herein shall be cumulative with, and in addition to, any and all rights to which such Covered Person may otherwise be entitled by contract or as a matter of law or equity and shall extend to such Covered Person's successors, assigns and legal representatives.

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

                  (e) Notices of Claims, etc. Promptly after receipt by a Covered Person of notice of the commencement of any Proceeding, such Covered Person shall, if a claim for indemnification in respect thereof is to be made against the Company, give written notice to the Company of the commencement of such Proceeding, provided that the failure of any Covered Person to give notice as provided herein shall not relieve the Company of its obligations under this
Article VIII, except to the extent that the Company is actually prejudiced by such failure to give notice. In case any such Proceeding is brought against a Covered Person (other than a derivative suit in right of the Company), the Company will be entitled to participate in and to assume the defense thereof to the extent that the Company may wish, with counsel reasonably satisfactory to such Covered Person. After notice from the Company to such Covered Person of the Company's election to assume the defense of such Proceeding, the Company will not be liable for expenses subsequently incurred by such Covered Person in connection with the defense thereof. The Company will not consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Covered Person of a release from all liability in respect of such Claim.

                  8.4 Return of Distributions. For a period of two years after the dissolution of the Company, each Person who was a Member of the Company shall severally indemnify and hold harmless each Covered Person for such Member's ratable share (based on the aggregate distributions received by all Members) of Damages, on the same terms and to the same extent as if such indemnity were given by the Company pursuant to Section 8.3(a) but without regard to Sections 8.3(c), (d) or (e). The aggregate amount of a Member's obligations under this Section 8.4 shall not exceed an amount equal to the excess of (i) distributions from the Company theretofore received and retained by such Member over (ii) the aggregate amount of U.S. federal, state and local income tax liabilities of such Member arising from the allocations made pursuant to this Agreement, determined based on the maximum U.S. federal and New York State tax rates applicable to individuals, and taking into account the deductibility of state and local taxes.

                                   ARTICLE IX

                   ADMISSION OF ADDITIONAL MEMBERS; TRANSFERS

                  9.1 Admission of Additional Members. Upon a Special Action of the Members, and, if applicable, the obtaining of requisite consents referred to in Section 9.3, one or more Permitted Persons may be admitted as a Member (each, an "Additional Member"). In connection with the admission of any such Additional Member, the Capital Commitment and Membership Percentage (determined in accordance with Sections 2.2 and 5.3) for such Additional Member and each continuing Member shall be determined by the Company, and Schedule A hereto shall be amended to reflect the admission of such Additional Member. Each such Permitted Person shall be admitted as an Additional Member at the time such Permitted Person (i) executes this Agreement or a counterpart of this Agreement and (ii) is named as a Member on Schedule A hereto.

                  9.2 Transfer by Members. (a) General. No Member may assign, sell, convey, pledge, mortgage, encumber, hypothecate or otherwise transfer in any manner whatsoever (a "Transfer") all or any part of his, her or its interest in the Company without the express prior written consent of the Company, acting by Special Action of the Members (which consent may be withheld in the sole and absolute discretion of the Company) and, if applicable, the requisite consents referred to in Section 9.3, provided that a Member that is a Trust may distribute part or all of its interest in the Company to one or more beneficiaries of such Trust if the beneficiary receiving such distribution agrees to be admitted as an Additional Member as provided in Section 9.1 and such transaction complies with Section 9.3.

                  9.3 Other Transfer Restrictions. Notwithstanding anything to the contrary contained in this Agreement, (i) any sale, transfer, assignment, gift or bequest, grant of a security interest, pledge or other encumbrance of any interest in the Company or any Capital Interest (including, without limitation, any Control Interest (as defined in the Major League Agreement)), any change in the identity or control of any Member, and any admission of a new Member or any material amendment to this Agreement shall be subject to and made in accordance with the Major League Agreement, the Constitution of the American League of Professional Baseball Clubs (the "League"), the MLB rules and any other rules, guidelines, regulations, or requirements of the Office of the Commissioner of Baseball (the "Commissioner"), the League, the League President and/or the Ownership Committee of MLB, as applicable, all as the same now exist or may be amended or adopted in the future (collectively, the "MLB Consents");
(ii) any such sale, transfer, assignment, gift or bequest, grant of a security interest, pledge, encumbrance, change, admission or amendment that requires any MLB Consents is prohibited and shall be null and void unless all applicable consents are obtained in advance; (iii) any such consent may be withheld at the sole and absolute discretion of the Commissioner, the League, the League President, the Ownership Committee of MLB and/or the MLB Clubs, as applicable.

                  9.4 Transfers in Violation of Agreement Not Recognized. No attempted Transfer or substitution shall be recognized by the Company unless effected in accordance with and as permitted by this Agreement.

                  9.5 Further Actions. To the extent necessary in the sole discretion of the Company, the Company shall cause this Agreement to be amended to reflect as appropriate the occurrence of any of the transactions referred to in this Article IX as promptly as is practicable after such occurrence.

                                    ARTICLE X

                   DISSOLUTION AND TERMINATION OF THE COMPANY

                  10.1 Dissolution. There will be a dissolution of the Company and its affairs shall be wound up upon the first to occur of any of the following events:

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

                  (a) the vote of two-thirds in interest of the Members to dissolve the Company, provided that if Section 18-801 of the Act requires a different percentage vote for dissolution, such percentage shall be required for dissolution hereunder; or

                  (b) the entry of a decree of judicial dissolution pursuant to section 18-802 (or any successor provision) of the Act.

                  10.2 Distribution Upon Dissolution. Upon the dissolution of the Company, the Manager (or, if dissolution of the Company should occur by reason of Section 10.1(b), a duly elected liquidating trustee of the Company or other representative who may be designated by a Majority in Interest of the Members) shall proceed, subject to the provisions of this Article X, to liquidate the Company and apply the proceeds of such liquidation, or in its sole discretion to distribute Company assets, in the following order of priority:

                  First, to creditors in satisfaction of debts and liabilities of the Company, whether by payment or the making of reasonable provision for payment (other than any loans or advances that may have been made by any of the Members to the Company); to the expenses of liquidation, whether by payment or the making of reasonable provision for payment; and to the establishment of any other reasonable reserves (which may be funded by a liquidating trust) in amounts deemed by the Manager (or any duly elected liquidating trustee or other duly designated representative) to be reasonably necessary for the payment of the Company expenses, liabilities and other obligations (whether fixed or contingent or conditional or unmatured);

                  Second, to the Members in satisfaction of any loans or advances that may have been made by any of the Members to the Company, whether by payment or the making of reasonable provision for payment; and

                  Third, to the Members pro rata in accordance with their Membership Percentages.

                  10.3 Distributions in Cash or in Kind. Upon the dissolution of the Company, the Manager (or any duly elected liquidating trustee or other duly designated representative) shall use all commercially reasonable efforts to liquidate all of the Company assets in an orderly manner and apply the proceeds of such liquidation as set forth in Section 10.2, provided that (a), if in the good faith judgment of the Manager (or such liquidating trustee or other representative), a Company asset should not be liquidated, the Manager (or such liquidating trustee or other representative) shall allocate, on the basis of the value (determined in the good faith judgment of the Manager) of any Company assets not sold or otherwise disposed of, any unrealized gain or loss based on such value to the Members' Capital Accounts as though the assets in question had been sold on the date of distribution and, after giving effect to any such adjustment, distribute said assets in accordance with Section 10.2, subject to the priorities set forth in Section 10.2, and (b) the Manager (or such liquidating trustee or other representative) will in good faith attempt to liquidate sufficient Company assets to satisfy in cash (or make reasonable provision for) the debts and liabilities referred to in paragraph First of Section 10.2 and (c) the Manager (or such liquidating trustee or other representative) will in good faith attempt to liquidate sufficient Company assets to satisfy in shares of Cablevision Stock the debts and liabilities referred to in paragraph Second of Section 10.2.

                  10.4 Time for Liquidation, etc. A reasonable time period shall be allowed for the orderly winding up and liquidation of the assets of the Company and the discharge of liabilities to creditors so as to enable the Manager (or any duly elected liquidating trustee or other duly designated representative) to seek to minimize potential losses upon such liquidation. The provisions of this Agreement shall remain in full force and effect during the period of winding up and until the filing of a certificate of cancellation of the Company with the Secretary of State of the State of Delaware.

                  10.5 Termination. Upon completion of the foregoing, the Manager (or any duly elected liquidating trustee or other duly designated representative) shall execute, acknowledge and cause to be filed a certificate of cancellation of the Certificate with the Secretary of State of the State of Delaware.

                  10.6 Bankruptcy of a Member. The bankruptcy (as defined in section 18-101(1) of the Act) of a Member shall not cause such Member to cease to be a member of the Company, and upon the occurrence of such an event, the business of the Company shall continue without dissolution.

                                   ARTICLE XI

                                   DEFINITIONS

                  11.1 As used herein the following terms have the meanings set forth below:

                  "ACT" shall mean the Delaware Limited Liability Company Act, 6 Del. C. Section 18-101 et seq., as amended from time to time, and any successor to such statute.

                  "ADDITIONAL MEMBER" shall have the meaning set forth in
Section 9.1.

                  "ADJUSTMENT DATE" shall mean the last day of each fiscal quarter of the Company or any other date determined by the Manager as appropriate for an interim closing of the Company's books.

                  "AFFILIATE" shall mean, with respect to any specified Person,
(i) a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the Person specified, (ii) a trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in another similar fiduciary capacity, and (iii) any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person.

                  "AGREEMENT" shall mean this Limited Liability Company Agreement of the Company, as from time to time amended, supplemented or restated.

                  "AVAILABLE ASSETS" shall mean as of any date the excess of the cash or cash equivalent items held by the Company over the sum of the amount of such items determined by the Manager to be reasonably necessary for the payment of the Company's expenses, liabilities and other obligations (whether fixed or contingent), and for the establishment of appropriate reserves for such expenses, liabilities and obligations as may arise, including the maintenance of adequate working capital for the continued conduct of the Company's business.

                  "BEAR, STEARNS CONTRACT" shall mean the Confirmation, dated November 3, 1999, between the Company and Bear, Stearns International Limited, as amended from time to time.

                  "CABLEVISION" shall mean Cablevision Systems Corporation, a Delaware corporation.

                  "CABLEVISION STOCK" shall mean the shares of Class B Common Stock of Cablevision, par value $.01 per share, and any capital stock into which such Cablevision Stock is converted or otherwise exchanged.

                  "CAPITAL ACCOUNT" shall have the meaning set forth in Section 5.1.

                  "CAPITAL COMMITMENT" shall mean, with respect to any Member, the amount set forth opposite the name of such Member on Schedule A.

                  "CAPITAL CONTRIBUTION" shall mean, with respect to any Member, the amount of capital contributed by such Member to the Company pursuant to
Section 4.1 and the other provisions of this Agreement.

                  "CAPITAL INTERESTS" shall mean the common stock of Merger Co. and the equity interests of CBC LLC, and, after the consummation of the purchase by Merger Co. and CBC LLC of the Team, any capital stock or other equity interest evidencing direct or indirect ownership of the Team.

                  "CBC LLC" shall have the meaning set forth in Section 2.1.

                  "CERTIFICATE" shall have the meaning set forth in Section 1.4.

                  "CLAIM" shall have the meaning set forth in Section 8.3.

                  "CODE" shall mean the Internal Revenue Code of 1986, as amended.

                  "COMPANY" shall have the meaning set forth in the initial paragraph of this Agreement.

                  "COVERED PERSON" shall mean any Member and the Manager and each such Member's and Manager's Affiliates, and their respective trustees, beneficiaries, legal representatives and agents.

                  "DAMAGES" shall have the meaning set forth in Section 8.3.

                  "DISABLING CONDUCT" of any Person shall mean conduct by such Person that constitutes willful misfeasance, bad faith, gross negligence or reckless disregard of duty in the conduct of such Person.

                  "DISTRIBUTABLE CASH" shall mean the excess of the sum of cash receipts of all kinds over cash disbursements and other expenses of the Company, less Reserve Amounts.

                  "FINANCING AGREEMENTS" shall have the meaning set forth in
Section 2.7(a).

                  "FISCAL YEAR" shall mean the fiscal year of the Company, as determined pursuant to Section 1.9.

                  A "MAJORITY IN INTEREST OF THE MEMBERS" shall mean those Members holding more than 50% of the Membership Percentages.

                  "MAJOR LEAGUE AGREEMENT" means the Major League Agreement, executed January 12, 1921, among the American League of Professional Baseball Clubs and each of its members and the National League of Professional Baseball Clubs, and each of its members, as such agreement has been amended and may be amended from time to time.

                  "MANAGER" shall mean the Person appointed or elected and serving from time to time as Manager pursuant to Section 2.1. The Manager shall be a "manager" within the meaning of the Act.

                  "MERGER CO." shall have the meaning set forth in Section 2.1.

                  "MEMBERS" shall mean members listed in Schedule A from time to time, in their capacities as members of the Company.

                  "MEMBERSHIP PERCENTAGE" shall mean, with respect to any Member, the percentage set forth opposite such Member's name on Schedule A hereto.

                  "MLB" shall mean the Major League Baseball, including the American League of Professional Baseball Clubs and the National League of Professional Baseball Clubs and the Office of the Commissioner.

                  "PERIOD" shall mean, for the first Period, the period commencing on the date of this Agreement and ending on the next Adjustment Date. All succeeding Periods shall commence on the day after an Adjustment Date and end on the next Adjustment Date.

                  "PERMITTED PERSON" means Charles F. Dolan, his spouse, any person related to Charles F. Dolan by reason of being his ancestor or descendant (natural or adopted), or any person who is a trustee for, or is acting on behalf of, any such persons, provided, that a Permitted Person shall also include any Person to whom Cablevision Stock may be transferred without triggering the requirement that such Cablevision Stock be converted to Class A Common Stock of Cablevision, par value $.01 per share, under the Registration Rights Agreement, dated as of January 27, 1986, between CSC Holdings, Inc., a Delaware corporation, and Cablevision Systems Company, an Illinois General Partnership, as such agreement may be amended or otherwise modified from time to time.

                  "PERSON" shall mean any individual, entity, corporation, partnership, association, joint-stock company, limited liability company, trust or unincorporated organization.

                  "PROCEEDING" shall have the meaning set forth in Section 8.3.

                  "RESERVE AMOUNTS" shall mean reasonable amounts held in reserve in order to make such provision as the Company, in its discretion, deems necessary or advisable for any and all reasonably anticipated liabilities, contingent or otherwise, of the Company. Any such amounts held in reserve may, but need not be, invested by the Company in such interest bearing investments as the Company may determine in its discretion.

                  "SPECIAL ACTION OF THE MEMBERS" shall have the meaning set forth in Section 2.2.

                  "TAX MATTERS PARTNER" shall have the meaning set forth in
Section 5.11.

                  "TEAM" shall mean the Cleveland Indians Baseball Company Limited Partnership, an Ohio limited partnership.

                  "TRANSFER" shall have the meaning set forth in Section 9.2.

                  "TRUST" shall mean any trust set forth on Schedule A from time to time.

                  "TREASURY REGULATIONS" shall mean the Regulations of the Treasury Department of the United States issued pursuant to the Code.

                                   ARTICLE XII

                                   AMENDMENTS

                  12.1 Except as otherwise expressly provided herein, this Agreement may be modified or amended, and any provision hereof may be waived, by a writing signed by the Manager upon a majority vote of the Members, provided that no such modification, amendment or waiver that would alter (i) any Member's Capital Commitment, Capital Contribution or obligations pursuant to Section 8.4, shall be effective without the consent of such Member or (ii) the duties and obligations of the Manager hereunder shall be effective without the consent of the Manager.

                                  ARTICLE XIII

                                  MISCELLANEOUS

                  13.1 Waiver of Partition. Each of the Members hereby irrevocably waives any and all rights that it may have to maintain any action for partition of any of the Company's property.

                  13.2 Choice of Law. This Agreement and the rights of the parties hereunder shall be governed by and interpreted in accordance with the laws of the State of Delaware, without regard to principles of conflicts of laws.

                  13.3 Notices. All notices, requests, demands and other communications relating to this Agreement shall be in writing and shall be deemed to have been duly given if delivered or mailed, registered mail, first-class postage paid, if to the Members, at the addresses set forth on Schedule A hereto, and if to the Company, at the address referred to in Section 1.7, or to such other address as any Member or the Company shall have last designated by notice to the Company and the other Members, as the case may be. Notices mailed in accordance with the foregoing shall be deemed to have been given and made three days following the date so mailed, provided that any notice to a Member shall be effective only if and when received by such Member and any notice to the Company shall be effective only if and when received by the Manager.

                  13.4 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be considered an original and together shall constitute a single agreement.

                  13.5 Table of Contents and Headings. The table of contents and the headings of the sections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part hereof.

                  13.6 Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the parties and to their respective heirs, executors, administrators, successors and permitted assigns.

                  13.7 Severability. Every provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such term or provision will be enforced to the maximum extent permitted by law and, in any event, such illegality or invalidity shall not affect the validity of the remainder of the Agreement.

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

                  13.8 Non-Waiver. No provision of this Agreement shall be deemed to have been waived except if the giving of such waiver is contained in a written notice given to the party claiming such waiver and no such waiver shall be deemed to be a waiver of any other or further obligation or liability of the party or parties in whose favor the waiver was given.

                  13.9 Survival of Certain Provisions. The obligations of each Member pursuant to Section 8.4 shall survive the termination of this Agreement.

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

                  IN WITNESS WHEREOF, the undersigned have duly executed this Limited Liability Company Agreement of Dolan Family LLC as of the day and year first above written.

                             /s/ Kathleen M. Dolan
                           -----------------------
                           KATHLEEN M. DOLAN, as Trustee for Dolan Descendants Trust, Dolan Progeny Trust, Dolan Grandchildren Trust and Dolan Spouse Trust

                             /s/ Deborah Dolan Sweeney
                           ---------------------------
                           DEBORAH DOLAN SWEENEY, as Trustee for Dolan Descendants Trust, Dolan Progeny Trust, Dolan Grandchildren Trust and Dolan Spouse Trust

                             /s/ Marianne Dolan Weber
                           --------------------------
                           MARIANNE DOLAN WEBER,  as Trustee for Dolan
                           Descendants Trust, Dolan Progeny Trust, Dolan Grandchildren Trust and Dolan Spouse Trust

                             /s/ Edward Atwood
                           -------------------
                           EDWARD ATWOOD, as Trustee for Dolan Descendants Trust, Dolan Progeny Trust, Dolan Grandchildren Trust and Dolan Spouse Trust

         Capital Contributions, Etc.

                                  Capital       Membership
        Member                  Commitment      Percentage
        ------                  ----------      ----------
Dolan Descendants Trust      1,631,000 shares     32.62%
Dolan Progeny Trust          2,025,500 shares     40.51%
Dolan Grandchildren Trust    1,174,000 shares     23.48%
Dolan Spouse Trust             169,500 shares      3.39%

TOTAL:                       5,000,000 shares       100%
                             ================     =====

Each Member's address is: c/o William A. Frewin, Jr., 340 Crossways Park Drive, Woodbury, NY 11797.

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